FOR IMMEDIATE RELEASE

Contacts: Jerry W. Nix, Vice Chairman and CFO — (770) 612-2048

Sidney G. Jones, Vice President-Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
DECLARES REGULAR QUARTERLY DIVIDEND
AND ANNOUNCES OFFICER CHANGE

Atlanta, Georgia, August 17, 2009 — The Board of Directors of Genuine Parts Company
(NYSE: GPC) declared a regular quarterly cash dividend of forty cents ($.40) per share on the Company’s common stock.

The dividend is payable October 1, 2009 to shareholders of record September 4, 2009.

Genuine Parts Company also announced that on August 17, 2009, the Board of Directors elected Michael D. Orr to the position of Senior Vice President – Operations and Logistics. Previously, Mr. Orr served as Senior Vice President – Operations and Logistics of the Company’s office products subsidiary, S.P. Richards.

Tom Gallagher, Chairman, President and Chief Executive Officer of Genuine Parts Company, stated, “In Mike’s tenure at S.P. Richards, we have had the opportunity to see the positive impact of his contributions to the office products business. We are pleased to have Mike joining the GPC headquarters’ team and leading our efforts to leverage our talent and resources across the Company as we work to enhance our operational excellence and reduce our cost structure.”

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2008 revenues of $11.0 billion.